UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 2, 2011

ELANDIA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8200 NW 52nd Terrace, Suite 102

Miami, Florida 33166, USA

(Address of principal executive offices) (Zip Code)

(305) 415-8830

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “eLandia,” the “Company,” “us,” “our” or “we” are to eLandia International Inc.

Item 8.01	Other Events.

On November 2, 2011, our board of directors received a formal proposal from Amper, S.A. (“Amper”) to take the Company private. Amper is the beneficial owner of approximately 85% of our issued and outstanding common stock. Our board of directors had previously formed a special committee comprised of all independent directors to evaluate and consider the Amper proposal as well as third party alternatives. The special committee retained International Provident as independent financial advisors to assist it in, among other things, evaluating and determining the company’s response to Amper’s proposal, as well as evaluating any third-party proposals. On November 3, 2011, the special committee approved the proposed going-private transaction in principle, subject to review and approval of definitive documentation.

Pursuant to the going-private transaction proposed by Amper, the Company would amend its certificate of incorporation to effect a 1-for-150,000 reverse stock split of our common stock. After the reverse stock split, any shareholder holding less than one share will receive a cash payment of $0.65 for each eLandia share held prior to the reverse stock split. Holders of at least one full share following the reverse stock split will receive fractional shares to the extent the amount is not equally divisible by 150,000. As a result of the reverse stock split, it is expected that we will reduce the number of our beneficial shareholders to below 300 making the Company eligible to deregister its shares of common stock under applicable Securities and Exchange Commission (“SEC”) regulations.

Under applicable state law, the amendment to our certificate of incorporation to effectuate the reverse stock split requires the approval of shareholders holding a majority of our outstanding common stock. As part of its proposal, Amper has indicated that it will vote all of its shares of common stock to approve the amendment to the certificate of incorporation pursuant to a written consent of majority shareholder. Consequently, all necessary corporate approvals in connection with the reverse stock split are expected to be obtained.

Prior to consummating the reverse stock split described above, we must file a preliminary information statement and a Schedule 13E-3 transaction statement with the SEC. These filings will contain additional information regarding the reverse stock split and the proposed going-private transaction. We advise our shareholders to read such filings when made available. Following review by the SEC, we intend to distribute a definitive information statement to our shareholders and to effect the reverse stock split as soon as practicable following the date that is 20 days after the distribution of the information statement to shareholders. We anticipate the transaction will be completed in early 2012. After the reverse stock split becomes effective, we expect to deregister our common stock and terminate our reporting obligations with the SEC. In addition, as a result of this deregistration, we anticipate that our common stock will cease to be quoted on the OTC Bulletin Board.

Amper has proposed to enter into agreements with each shareholder holding more than 150,000 shares of our common stock which qualify as “accredited investors” (the “Exchanging Shareholders”) pursuant to which the Exchanging Shareholders will receive 0.1265 shares of Amper stock in exchange for each share of our common stock held by the Exchanging Shareholders immediately prior to the reverse stock split. The exchange agreements will provide that on the second anniversary of the date of the exchange, if the market value of Amper stock is less than €3.68 per share, Amper will issue to each Exchanging Shareholder an additional amount of Amper shares so that the market value of Amper shares issued and held in respect of each exchanged Company share shall have a market value equal to €3.68 using the weighted average trading price per share of Amper common stock during the 30 days prior to the second anniversary of the exchange.

The shares of Amper issued to the Exchanging Shareholders will be freely tradable on the Madrid stock exchange. The Exchanging Shareholders will be subject to certain lock-up provisions prohibiting them from selling more than 5% of the total Amper shares issued in the exchange to such Exchanging Shareholders during any of the first four quarters following the exchange and more than 10% of the total Amper shares issued in the exchange per quarter during the fifth through eighth quarters following the exchange.

On November 8, 2011, we issued a press release announcing the proposed going private transaction. A copy of this press release is furnished herewith as Exhibit 99.1 to this current report and is incorporated herein by reference.

Cautionary Note Regarding Forward-Looking Statements

This current report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including but not limited to statements concerning the proposed going-private transaction. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project, “ “estimate”, and “conditional verbs such as “may,” “could,” and “would,” and other similar expressions. Such forward-looking statements reflect management’s current expectations, beliefs, estimates, and projections regarding the Company, its industry and future events, and are based upon certain assumptions made by management. These forward-looking statements are not guarantees of future performance and necessarily are subject to risks, uncertainties, and other factors (many of which are outside the control of the Company) that could cause actual results to differ materially from those anticipated. These risks and uncertainties include the satisfaction of closing conditions for the going-private transaction, including obtaining regulatory approvals; the possibility that the transaction will not be completed; and general business and economic conditions. More information about potential risk and other uncertainties are included in our filings with the SEC.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of eLandia International Inc. dated November 8, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELANDIA INTERNATIONAL INC.
Dated: November 8, 2011

	By:	/s/ Harley L. Rollins
Harley L. Rollins
Chief Executive Officer

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